Exhibit (a)(4)

SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF HEARST-ARGYLE TELEVISION
RECOMMENDS STOCKHOLDERS REJECT HEARST CORPORATION TENDER OFFER

New York, N.Y., September 27, 2007—Hearst-Argyle Television, Inc. (NYSE:  HTV) today announced that the Special Committee of its Board of Directors has unanimously determined that the tender offer of The Hearst Corporation to acquire all of the outstanding shares of Hearst-Argyle Television’s Series A Common Stock at a price of $23.50 per share is inadequate and not in the best interests of Hearst-Argyle Television stockholders, other than The Hearst Corporation and its affiliates. Accordingly, the Special Committee unanimously recommends, on behalf of Hearst-Argyle Television, that Hearst-Argyle Television stockholders reject the offer and not tender their shares pursuant to the tender offer. The Special Committee made its determination and recommendation based upon various factors, including, among other things, the belief that the offer undervalues the shares of Series A Common Stock of Hearst-Argyle Television, and does not adequately reflect the prospects and value of the Company.

Hearst-Argyle Television filed with the Securities and Exchange Commission today and mailed to stockholders a solicitation/recommendation statement relating to The Hearst Corporation’s tender offer. Hearst-Argyle Television stockholders are urged to read this solicitation/recommendation statement because it contains important information, including the factors considered by the Special Committee and the inadequacy opinion of Morgan Stanley, financial advisor to the Special Committee. Stockholders may obtain a copy of the solicitation/recommendation statement free of charge as described below.

If stockholders have previously tendered shares and wish to withdraw their shares, they should contact their broker or Computershare, The Hearst Corporation’s depositary for the tender offer.

Notice to stockholders:   In connection with the tender offer commenced by The Hearst Corporation, Hearst-Argyle Television has filed with the Securities Exchange Commission (SEC) a solicitation/recommendation statement on Schedule 14D-9. Stockholders are urged to read the solicitation/recommendation statement on Schedule 14D-9 and any amendments thereto filed from time to time, because they contain important information. Stockholders may obtain a free copy of the solicitation/recommendation statement at the SEC’s web site, www.sec.gov. Stockholders may also obtain, without charge, a copy of the solicitation/recommendation statement, by directing requests to Hearst-Argyle Television’s Investor Relations department.

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 26 television stations, and manages an additional three television and two radio stations owned by Hearst Corporation, in geographically diverse U.S. markets. The Company’s television stations reach approximately 18% of U.S. TV households, making it one of America’s largest television station groups. Hearst-Argyle owns 12 ABC-affiliated stations, and manages an additional ABC station owned by Hearst Corporation, and is the largest ABC affiliate group. The Company also owns 10 NBC affiliates, and is the second-largest NBC affiliate owner, and owns two CBS affiliates. Also, Hearst-Argyle owns more than 30 Websites and currently multicasts 16 digital weather channels. Hearst Corporation owns approximately 73% of Hearst-Argyle’s total outstanding common stock. Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.” Hearst-Argyle’s corporate Web address is www. hearstargyle.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. We base these forward-looking statements on our current expectations and projections about future events. These forward looking statements generally can be identified by the use of statements that include phrases such as “anticipate”, “will”, “may”, “likely”, “plan”, “believe”, “expect”, “intend”, “project”, “forecast” or other such similar words and/or phrases.

Actions taken by Hearst Corporation with respect to its tender offer, as well as other matters, may cause actual events to differ from those we describe. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.